Exhibit 99.1

Celanese Corporation Reports First Quarter Earnings

Dallas, May 8, 2024: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter 2024 U.S. GAAP diluted earnings per share of $1.10 and adjusted earnings per share of $2.08. The Company generated net sales of $2.6 billion in the quarter, an increase of 2 percent from the prior quarter, reflecting a sequential increase in volume of 2 percent and neutral pricing. Celanese continued to execute against controllable actions in a demand environment that is stabilizing but has not yet returned to normalized levels. As a result, the Company largely offset the sequential impacts of first quarter seasonality as well as significantly higher expenses associated with the completion of planned turnarounds. Celanese reported first quarter operating profit of $210 million, adjusted EBIT of $407 million, and operating EBITDA of $583 million at margins of 8, 16, and 22 percent, respectively.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in the first quarter was primarily due to Certain Items totaling $97 million.1
"Our first quarter results demonstrate our ability to execute in a commercial environment that has stabilized but still shows limited signs of meaningful recovery," said Lori Ryerkerk, chair and chief executive officer. "We saw the realization of financial benefits from actions that were completed last year, particularly within the former M&M portfolio, and we continue to put in place further initiatives to enhance the earnings power of Celanese. I thank our teams for their dedication in executing our plan, allowing us to exceed our previous earnings expectations for the quarter."

1 Mainly driven by shutdown-related costs and M&A-related costs

First Quarter 2024 Financial Highlights:

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,378	1,406	1,630
Acetyl Chain	1,261	1,181	1,250
Intersegment Eliminations	(28)	(18)	(27)
Total	2,611	2,569	2,853

Operating Profit (Loss)
Engineered Materials	89	122	112
Acetyl Chain	254	264	278
Other Activities	(133)	(127)	(139)
Total	210	259	251

Net Earnings (Loss)	124	701	93

Adjusted EBIT(1)
Engineered Materials	201	199	215
Acetyl Chain	296	300	316
Other Activities	(90)	(65)	(107)
Total	407	434	424

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	50	45	10
Acetyl Chain	36	33	34

Operating EBITDA(1)	583	608	596
Diluted EPS - continuing operations	$1.10	$6.43	$0.86
Diluted EPS - total	$1.10	$6.37	$0.83
Adjusted EPS(1)	$2.08	$2.24	$2.01

Net cash provided by (used in) investing activities	(151)	(168)	(178)
Net cash provided by (used in) financing activities	(259)	(240)	(69)
Net cash provided by (used in) operating activities	101	830	(96)
Free cash flow(1)	(40)	702	(261)
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Completed the successful startup of a new 1.3 million ton Clear Lake acetic acid expansion unit.
•Completed actions to enhance the flexibility of the Acetyl Chain by building out downstream capabilities, including:
◦The successful startup of a new vinyl acetate ethylene (VAE) unit in Nanjing that increases VAE capacity by 70 kt to address growing regional demand in Asia.
◦The completion of global, low-capital debottlenecking projects for downstream redispersible polymer powders (RDP) to improve the flexibility in the Acetyl Chain and further address growing demand.
•Announced the planned closure of all operations in Mechelen, Belgium, a specialty compounding facility that was acquired as part of the M&M acquisition. This action is consistent with the Company's strategy to exit high cost facilities while driving productivity in lower cost facilities.
•Elected Kim K.W. Rucker as the new lead independent director. Ms. Rucker, former Executive Vice President, General Counsel and Corporate Secretary for Andeavor (formerly Tesoro Corp.) and experienced corporate director, has been a member of the Celanese Board of Directors since 2018.
First Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered first quarter net sales of $1.3 billion, a 7 percent increase from the prior quarter. Volume increased by 5 percent sequentially due to a modest increase in Asia demand and seasonal recovery in the Americas and Europe. First quarter pricing across the Acetyl Chain increased by 1 percent sequentially. In response to challenging commercial dynamics with acetic acid in China, the business exercised its unique optionality within its integrated value chain to capture margin through downstream derivatives such as emulsions and RDP. The Acetyl Chain delivered first quarter operating profit of $254 million, adjusted EBIT of $296 million, and operating EBITDA of $353 million at margins of 20, 23, and 28 percent, respectively. The business completed a planned seven week methanol turnaround on time and under budget. Additionally, the new acetic acid production unit at Clear Lake supported the business to drive incremental earnings across its network and partially offset the sequential increase in methanol turnaround expenses. The Acetyl Chain continued to take steps to support its foundational earnings by increasing downstream optionality through the successful addition of capacity in VAE and RDP.
Engineered Materials
Engineered Materials reported first quarter net sales of $1.4 billion, representing a sequential decrease of 2 percent. Net sales reflected a sequential volume decrease of 1 percent and a sequential pricing decrease of 1 percent. Volume was similar to the previous quarter with slight improvements in both automotive and distribution volumes partially offset by seasonal declines in medical implants. Engineered Materials delivered first quarter operating profit of $89 million, adjusted EBIT of $201 million, and operating EBITDA of $303 million, at margins of 6, 15, and 22 percent, respectively. The sequential earnings performance was mainly driven by realization of lower raw material costs flowing through inventory as well as sales mix improvements. Both dynamics were especially prominent in the nylon business, which delivered a $26 million sequential increase in gross profit contribution and the highest quarterly contribution from the former M&M product portfolio since the completion of the acquisition. Engineered Materials implemented further value enhancing initiatives to continue driving margin expansion. Among these were the closure of nylon 66 polymerization in Uentrop, Germany, the integration of the former M&M business onto the upgraded SAP S/4HANA ERP system, and the announcement of plans to cease all operations at the specialty compounding site in Mechelen, Belgium which was acquired as part of the M&M acquisition.
Cash Flow and Tax
Celanese reported first quarter operating cash flow of $101 million and free cash flow of $(40) million, representing increases of $197 million and $221 million, respectively, when compared to the same period of last year. First quarter results included a sequential increase in working capital from typical seasonality, net cash interest expense of $204 million due to timing of coupon payments, and cash capital expenditures of $137 million driven by project completion timing. Celanese returned $77 million in cash to shareholders via dividends in the quarter.
The effective U.S. GAAP income tax rate was 21 percent for the first quarter compared to 21 percent for the same quarter in 2023. The U.S. GAAP effective rate for the current year was unfavorably impacted by the tax effect of debt restructuring transactions, and the U.S. GAAP rate for the prior period was unfavorably impacted by increases in valuation allowances on U.S. foreign tax credit carryforwards due to revised forecasts of foreign sourced income and expenses during the carryforward period that did not re-occur in the current period. The effective tax rate for adjusted earnings was 9 percent based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"Given the current demand environment and muted seasonal commercial lift, our focus will remain on what we can control to sustainably lift the earnings of Celanese," said Lori Ryerkerk. "Along with further improvement in the profitability of our acquired product portfolio, we expect benefits from our Clear Lake expansion, Uentrop closure, and SAP S/4HANA ERP integration to contribute in the second quarter and accelerate across the year. Because of these foundational value creation initiatives, I am confident we will deliver a ramp in earnings performance in the second quarter and into the second half of the year."
Based on the timing of major value creation projects and reflective of the current commercial environment, the Company anticipates second quarter adjusted earnings per share of $2.60 to $3.00, inclusive of approximately $0.30 per share of M&M transaction amortization.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on May 8, 2024. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Brian Bianco	Petra Czugler
Phone: +1 484 905 1129	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to timely or effectively continue to integrate the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition") in order to realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about May 8, 2024 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(In $ millions, except share and per share data)
Net sales	2,611	2,569	2,853
Cost of sales	(2,057)	(1,956)	(2,222)
Gross profit	554	613	631
Selling, general and administrative expenses	(265)	(272)	(285)
Amortization of intangible assets	(41)	(40)	(41)
Research and development expenses	(34)	(32)	(42)
Other (charges) gains, net	(14)	(18)	(23)
Foreign exchange gain (loss), net	11	11	6
Gain (loss) on disposition of businesses and assets, net	(1)	(3)	5
Operating profit (loss)	210	259	251
Equity in net earnings (loss) of affiliates	55	52	15
Non-operating pension and other postretirement employee benefit (expense) income	2	(67)	1
Interest expense	(169)	(178)	(182)
Interest income	13	12	8
Dividend income - equity investments	34	31	34
Other income (expense), net	12	23	(6)
Earnings (loss) from continuing operations before tax	157	132	121
Income tax (provision) benefit	(33)	575	(25)
Earnings (loss) from continuing operations	124	707	96
Earnings (loss) from operation of discontinued operations	—	(8)	(3)
Income tax (provision) benefit from discontinued operations	—	2	—
Earnings (loss) from discontinued operations	—	(6)	(3)
Net earnings (loss)	124	701	93
Net (earnings) loss attributable to noncontrolling interests	(3)	(3)	(2)
Net earnings (loss) attributable to Celanese Corporation	121	698	91
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	121	704	94
Earnings (loss) from discontinued operations	—	(6)	(3)
Net earnings (loss)	121	698	91
Earnings (loss) per common share - basic
Continuing operations	1.11	6.46	0.87
Discontinued operations	—	(0.05)	(0.03)
Net earnings (loss) - basic	1.11	6.41	0.84
Earnings (loss) per common share - diluted
Continuing operations	1.10	6.43	0.86
Discontinued operations	—	(0.06)	(0.03)
Net earnings (loss) - diluted	1.10	6.37	0.83
Weighted average shares (in millions)
Basic	109.1	109.0	108.6
Diluted	109.5	109.5	109.2

Consolidated Balance Sheets - Unaudited

	As of March 31, 2024	As of December 31, 2023

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,483	1,805
Trade receivables - third party and affiliates, net	1,289	1,243
Non-trade receivables, net	536	541
Inventories	2,354	2,357
Other assets	283	272
Total current assets	5,945	6,218
Investments in affiliates	1,238	1,220
Property, plant and equipment, net	5,471	5,584
Operating lease right-of-use assets	396	422
Deferred income taxes	1,618	1,677
Other assets	537	524
Goodwill	6,926	6,977
Intangible assets, net	3,902	3,975
Total assets	26,033	26,597
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	2,439	1,383
Trade payables - third party and affiliates	1,447	1,510
Other liabilities	1,011	1,154
Income taxes payable	28	25
Total current liabilities	4,925	4,072
Long-term debt, net of unamortized deferred financing costs	11,018	12,301
Deferred income taxes	1,016	999
Uncertain tax positions	298	300
Benefit obligations	444	457
Operating lease liabilities	296	325
Other liabilities	505	591
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,488)	(5,488)
Additional paid-in capital	383	394
Retained earnings	12,973	12,929
Accumulated other comprehensive income (loss), net	(797)	(744)
Total Celanese Corporation shareholders' equity	7,071	7,091
Noncontrolling interests	460	461
Total equity	7,531	7,552
Total liabilities and equity	26,033	26,597